UNITED STATES
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ZIOPHARM ONCOLOGY, INC.
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On November 27, 2020, Ziopharm Oncology, Inc. (the “Company”) issued the following press release with the Securities and Exchange Commission. A copy of the press release is set forth below, and is available on the Company's website at https://www.ziopharmforward.com.

ZIOPHARM COMMENTS ON INSTITUTIONAL SHAREHOLDER SERVICES’ RECOMMENDATION TO

REJECT WATERMILL’S ATTEMPT TO REMOVE HALF OF ZIOPHARM’S BOARD OF DIRECTORS

ISS Acknowledges Ziopharm’s Outperformance of its Peer Group During Chairman Scott Tarriff’s Tenure

Court Filings Raise Concerns About Professional Past of WaterMill Nominee Holger Weis

Ziopharm Recommends Shareholders Return the GREEN Consent Revocation Card

BOSTON, November 27, 2020 – Ziopharm Oncology, Inc. (Nasdaq: ZIOP) (“Ziopharm” or the “Company”), today issued a response to a report issued by Institutional Shareholder Services (“ISS”) in connection with the consent solicitation initiated by WaterMill Asset Management Corp., Mr. Robert W. Postma and certain other individuals (collectively, “WaterMill”). In its report, ISS recommends that Ziopharm shareholders reject WaterMill’s attempt to remove half of the Ziopharm Board of Directors (the “Board”) and to vote against the addition of Mr. Postma to the Board. Ziopharm strongly recommends shareholders sign and return the Company’s GREEN Consent Revocation Card.

In a statement, the Company said:

“We are gratified that ISS acknowledges that removing half of Ziopharm’s Board and replacing them with WaterMill’s full slate of proposed candidates – including Mr. Postma, himself – would not be in the best interest of shareholders or the Company. In addition, we are pleased that ISS acknowledges the track record of Ziopharm’s performance in recent years, which we believe underscores the long-term value potential in Ziopharm under the leadership of the current Board and management team. Importantly, while we have a great deal of respect for ISS, the report contains a number of factual mistakes. Additionally, key information in the public domain relating to WaterMill nominee Holger Weis raises questions regarding his suitability as a director.”

The ISS report made clear several points relating to Ziopharm’s financial standing and performance, including by noting that “the company outperformed the median of its peer group since Tarriff assumed leadership of the board and since the company ended the Intrexon collaboration.”

However, Ziopharm’s management team and Board believe it is critical for shareholders to be aware of the following factual errors in the ISS report:

•	ISS recommends in favor of fixing the Board size at seven, but their other recommendations would result in an eight-member board.
•	ISS states that the Board “rejected” the resignations of Elan Ezickson and Dr. Scott Braunstein, but that is not correct. In fact, the Board never rejected these resignations. The Board promptly engaged two leading search firms to identify candidates in connection with the results of the 2020 annual meeting and has accepted resignations as soon as it has found suitable replacements.
•	ISS reports Elan Ezickson attended “fewer than 75 percent of meetings in 2019”, which is not accurate. Mr. Ezickson attended nearly 90% of Board and committee meetings in 2019. Mr. Ezickson attended fewer than 75% of meetings the year before that only because he was unable to participate in two special Board meetings that were called on short notice.
•	ISS’ review of Ziopharm’s material weakness is incorrect. The ISS report notes “there is nothing that prohibits the company from disclosing that remediation is underway,” when in fact Ziopharm has disclosed the remediation steps in several filings with the U.S. Securities and Exchange Commission (the “SEC”), including in its most recent Form 10-Q filed on November 5, 2020.
•	ISS also critiques the Board for the “retention of an overboarded director,” but fails to note that the issue was remedied by the director’s resignation from another board well in advance of the launch of the consent solicitation.

Additionally, ISS recommends in favor of the election of WaterMill nominee Holger Weis arguing, among other things, that he “served on a public company board”. However, the Company has not found any evidence that Mr. Weis has public company board experience, an assessment supported in WaterMill’s own disclosures. Moreover, shareholders should consider the following publicly available information relating to WaterMill nominee Holger Weis:1

•	In July 2017, a majority of shareholders executed written consents to remove Mr. Weis as President, COO, and CFO of DemeRx, Inc. (“DemeRx”). Four days later, Mr. Weis resigned from the company.
•	Less than a year after Mr. Weis’s departure, DemeRx filed for Chapter 11 bankruptcy. Importantly, in response to Mr. Weis's creditor claim as part of the Chapter 11 bankruptcy filing, DemeRx claimed that Mr. Weis engaged in a breach of his fiduciary duties, corporate waste, misrepresentations of critical information to prospective shareholders about a clinical trial and misreporting of an FDA submission. Among other things, the DemeRx response notes the following:

“Weis made inaccurate and misleading presentations to the Board indicating that he had achieved certain performance benchmarks, when in fact he had not, resulting in the payment of cash bonuses and other excessive remuneration.”

“Weis engaged in corporate waste by awarding himself stock, a golden parachute, cash payments, and other excessive compensation based on milestones never achieved. Weis wrote his own performance evaluation. Weis painted a ‘rosy picture,’ overstated accomplishments and achievements and progress of a financing plan. Weis made unauthorized payments to himself on his last day of work, withdrawing all remaining funds from the [DemeRX’s] bank account. Weis also made certain to pay his future life insurance on his way out the door.”

“The FDA put [DemeRX’s] research project on a ‘full clinical hold’ in 2014. A potential investor, Kieretsu Capital LLC (‘Kieretsu’) was interested in providing funding. Weis advised Keiretsu that ‘Noribogaine is now ready to enter phase 2 clinical testing.’ But DemeRx was not ‘ready’ because of the FDA’s full clinical hold imposed in 2014. Weis also advised Keiretsu that DemeRx had ‘addressed the FDA’s concerns,’ which was materially inaccurate, as DemeRx had not contacted the FDA since the time the hold was imposed in 2014.”

“During that time Weis was in charge of [DemeRx], it is estimated that Weis caused corporate waste, damages, and harm to [DemeRx] in the amount of approximately $10-12 million as the direct result of their acts and omissions, including complete and utter failure to implement adequate safeguards and controls and complete lack of oversight, that caused [DemeRx] to engage in activities and other improvident conduct beyond the scope of the PPM and that was otherwise fundamentally flawed…”

“Weis also ran up costs to DemeRx of over $868,000 in 2016 and incurring over $556,000 in debt to patent attorneys in 2016 when DemeRx had already received the ‘going concern’ opinion from the outside independent auditors. Weis engaged in corporate waste in regard to excessive patent prosecution and foreign annuity costs, putting critical IP at risk of abandonment due to lack of funds.”

Information related to the WaterMill consent solicitation can be found at www.ZiopharmForward.com.

About Ziopharm Oncology, Inc.

Ziopharm is developing non-viral and cytokine-driven cell and gene therapies that weaponize the body’s immune system to treat the millions of people globally diagnosed with a solid tumor each year. With its multiplatform approach, Ziopharm is at the forefront of immuno-oncology with a goal to treat any type of solid tumor. Ziopharm’s pipeline is built for commercially scalable, cost effective T-cell receptor T-cell therapies based on its non-viral Sleeping Beauty gene transfer platform, a precisely controlled IL-12 gene therapy, and rapidly manufactured Sleeping Beauty-enabled CD19-specific CAR-T program. The Company has clinical and strategic partnerships with the National Cancer Institute, The University of Texas MD Anderson Cancer Center and others. For more information, please visit www.ziopharm.com.

1 Objection to Claim filed by DemeRx, Inc., Case 18-14149-RAM (Document 125), filed November 5, 2018.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements regarding the business strategy, plans and objectives of Ziopharm management and expectations as to and beliefs about the Consent Solicitation initiated by WaterMill. Forward-looking statements include all statements that are not historical facts, and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Such risks and uncertainties include, among others, the impact and results of the Consent Solicitation and other shareholder activism activities by WaterMill and/or other activist investors, the risks and uncertainties disclosed in Ziopharm’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 as well as discussions of potential risks, uncertainties and other important factors in any subsequent filings by Ziopharm with the SEC. All information in this press release is as of the date hereof, and Ziopharm undertakes no duty to update the information, except as required by law.

Important Additional Information and Where to Find It

Ziopharm has filed a definitive consent revocation statement (the “Consent Revocation Statement”) together with a GREEN consent revocation card with the SEC in connection with the Consent Solicitation. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ZIOPHARM FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the Consent Revocation Statement (including the GREEN consent revocation card), any amendments or supplements thereto and any other documents that Ziopharm files with the SEC from the SEC’s website (http://www.sec.gov) or from Ziopharm’s website (www.ziopharm.com) by clicking on “Investors” and then “SEC Filings.”

Investor Relations Contacts:

Adam D. Levy, PhD, MBA
EVP, Investor Relations and Corporate Communications
(508) 552-9255
alevy@ziopharm.com

Chris Taylor

VP, Investor Relations and Corporate Communications

(617) 502-1881

ctaylor@ziopharm.com

Michael Verrechia

Morrow Sodali

(212) 300-2476

m.verrechia@morrowsodali.com

Media Relations Contacts:

Chris Kittredge, Andrew Cole and Zachary Tramonti

Sard Verbinnen & Co.

Ziopharm-SVC@sardverb.com